EXHIBIT 11.1

                         CAMDEN PROPERTY TRUST
              COMPUTATION OF EARNINGS PER COMMON SHARE


(In thousands, except per share amounts)
                                                      Three Months Ended
                                                            March 31,
                                                      ------------------
                                                        1997       1996
                                                       ------    -------

SIMPLE EARNINGS PER SHARE
  Weighted Average Common Shares Outstanding           16,464     14,457
                                                       ======    =======
    Simple Earnings Per Share                          $ 0.25    $ (0.12)
                                                       ======    =======

PRIMARY EARNINGS PER SHARE
  Weighted Average Common Shares Outstanding           16,464     14,457
  Shares Issuable from Assumed Conversion of
    Common Share Options and Awards Granted
    and Outstanding                                       191         55
                                                       ------    -------
  Weighted Average Common Shares Outstanding,
    as Adjusted                                        16,655     14,512
                                                       ======    =======
    Primary Earnings Per Share                         $ 0.24    $ (0.12)
                                                       ======    =======

FULLY DILUTED EARNINGS PER SHARE(*)
  Weighted Average Common Shares Outstanding           16,464     14,457
  Shares Issuable from Assumed Conversion of:
    Common Share Options and Awards Granted
      and Outstanding                                     242         83
    Convertible Subordinated Debentures                   972      1,835
                                                       ------    -------
  Weighted Average Common Shares Outstanding,
    as Adjusted                                        17,678     16,375
                                                       ======    =======
    Fully Diluted Earnings Per Share                   $ 0.25    $ (0.05)
                                                       ======    =======

EARNINGS FOR SIMPLE, PRIMARY AND FULLY
  DILUTED COMPUTATION:
  Earnings to Common Shareholders
    (Simple Earnings Per Share Computation)            $4,064    $(1,750)
  Dividends on Convertible Preferred Shares                            4
                                                       ------    -------
  Earnings (Primary Earnings Per Share Computation)     4,064     (1,746)
  Interest on Convertible Subordinated Debentures         296        807
  Convertible Subordinated Debenture Cost Amortization     42         79
                                                       ------    -------
  Earnings (Fully Diluted Earnings Per
    Share Computation)                                 $4,402    $  (860)
                                                       ======    =======

(*) Fully diluted earnings per share of beneficial interest is not dilutive and is not presented in the Consolidated Statements of Operations.